Exhibit h.

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between Versus Funds listed on Schedule A and Foreside Funds Distributors LLC (together, the “Parties”) is effective as of November 2, 2023.

WHEREAS, the Parties desire to amend Schedule A of the Agreement to reflect an updated Funds list; and,

WHEREAS, the Parties wish to amend Schedule B of the Agreement to add one Fund to the Joinder; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Schedule A of the Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto.

3. Schedule B of the Agreement is hereby deleted in its entirety and replaced by Schedule B attached hereto.

4. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

On Behalf of Each Fund		FORESIDE FUNDS DISTRIBUTORS LLC
By:	/s/ Brian Petersen	By:	/s/ Teresa Cowan
Name:	Brian Petersen	Name:	Teresa Cowan
Title:	CFO	Title:	President
Date:	11-2-23	Date:	11-2-23

SCHEDULE A

FUNDS

Versus Capital Multi-Manager Real Estate Income Fund (VCMIX)

Verus Capital Real Assets Fund LLC (VXRRX)

Versus Capital Infrastructure Income Fund (VCRDX)

SCHEDULE B

Form of Joinder

Pursuant to, and in accordance with Section 23 of the Distribution Agreement (the “Agreement”), dated September 30, 2021, by and among Foreside Funds Distributors LLC and the Funds listed on Schedule A thereto, the undersigned Fund hereby acknowledges that such Fund has received and reviewed a complete copy of this Agreement and agrees that upon its execution of this Joinder, such Fund shall become a party to the Agreement, be included on Schedule A, shall have all rights and responsibilities under the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Agreement as though an original party thereto, effective as of 11-2, 2023.

On behalf of each Fund:

Versus Capital Multi-Manager Real Estate Income Fund (VCMIX)

Versus Capital Real Assets Fund LLC (VXRRX)

Versus Capital Infrastructure Income Fund (VCRDX)